Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	February 11, 2021
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Acquires Louisville Distribution Center

Chicago (February 11, 2020) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with $3.4 billion in portfolio assets, today announced the acquisition of Louisville Distribution Center, a 1 million-square-foot, Class A industrial property located in the top-tier industrial submarket of South Louisville. The purchase price was $95 million.

“The Louisville industrial market’s low vacancy rate of just 4.2 percent and central location makes it an excellent market for us to continue to increase our allocation to core industrial assets located in close proximity to irreplaceable transportation infrastructure,” said Allan Swaringen, JLL Income Property Trust President and CEO. “The property’s modern layout is bolstered by significant building improvements invested by the tenant, which, coupled with the 10-year lease to an investment-grade credit, Fortune 100 company is expected to provide predictability of cashflow for years to come.”

According to LaSalle Research & Strategy, Louisville is an overweight market whose merit is driven by an above average return outlook and strong rent growth expectations. Louisville’s central location at the confluence of major highways allows distribution to over half the U.S. population within a day’s drive via interstate highways I-24, I-64, I-65, I-71 and I-75, reinforcing JLL Income Property Trust’s research-led industrial strategy focused on acquiring properties with primary access to critical hubs of distribution and transportation infrastructure. The property is also within 20 miles of major distribution hubs including UPS Worldport (Air Distribution Hub), UPS Centennial Hub (Ground Distribution Hub), and the Louisville International Airport.

The property includes 40-foot clear heights, cross-docking, LED motion sensor lighting, 234 trailer parking spaces and HVAC throughout. This investment brings JLL Income Property Trust’s aggregate industrial allocation to nearly $900 million, or 28 percent of the portfolio, across 34 properties in 12 targeted warehouse markets.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $69 billion of assets in private and public real estate property and debt investments as of Q4 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.